Exhibit 16.1

November 1, 2005

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Royal Holiday Mobile Estates pursuant to Item 4.01 of Form 8-K, as part of the Form 8-K report of Royal Holiday Mobile Estates dated October 31, 2005 (copy attached), which is to be filed with the United States Securities and Exchange Commission.  We agree with the statements concerning our Firm in such Form 8-K, except that we can make no comment as to whether the decision to change auditors was approved by the board of directors on October 14, 2005.

Very truly yours,

/s/ Stonefield Josepheson, Inc.

Stonefield Josephson, Inc.